Exhibit 99.(a)(1)(A)

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
May 28, 2008

THIS OFFER EXPIRES AT 11:59 P.M. NEW YORK TIME
ON JUNE 25, 2008, UNLESS WE EXTEND THIS OFFER

We are offering you the opportunity to exchange stock options issued prior to January 1, 2008 and currently outstanding under the GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”, “GlobalOptions”, “we”, “our” or “us”) 2006 Long-Term Incentive Plan, 2006 Stock Option Plan or 2005 Stock Option Plan (“Eligible Options”) for restricted stock units (“RSUs”), each restricted stock unit representing one share of Company common stock, par value $0.001 per share (the “Common Stock”), to be issued in the future.  The RSUs will be issued under the 2006 Long-Term Incentive Plan (the “Plan”) in accordance with a specified exchange formula as described herein (the “Option Exchange Program”), pursuant to the terms and conditions of this Offer to Exchange Certain Outstanding Options to Purchase Common Stock, including the Summary of Terms and any other communications we may periodically send to you (which together, as they may be amended from time to time, constitute the “Offer”).  You are eligible to participate in the Offer if you are an employee, officer or director of, or a consultant or advisor to, GlobalOptions as of May 28, 2008, the date the Offer commenced, and you remain an employee, officer or director of, or a consultant or advisor to, GlobalOptions through the Expiration Date (as defined below) of the Offer and you hold Eligible Options (an “Eligible Person”).

The “Expiration Date” of the Offer is 11:59 p.m. New York time on June 25, 2008.  If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.  The RSUs will be granted under the Plan approximately one (1) business day following the Expiration Date, such grant date currently anticipated to be June 26, 2008 (the “Grant Date”).  The Board retains the discretion to determine the Grant Date.

The number of RSUs that you will be granted in exchange for the cancellation of your Eligible Options will be equal to the number of Eligible Options held by you divided by three (3).  As an example, if you have Eligible Options representing the right to purchase 300 shares of Common Stock and you elect to exchange those Eligible Options for RSUs, you will receive 100 RSUs on the Grant Date representing the right to receive 100 shares of Common Stock.  If any particular grant of Eligible Options you wish to exchange is not divisible by three (3), the number of RSUs that you will be granted in exchange for the cancellation of such grant of Eligible Options will be rounded up to the nearest whole number of RSUs.

For all Eligible Persons, other than Harvey W. Schiller Ph.D., Jeffrey O. Nyweide, James Lee Witt, Howard Safir, Halsey Fischer, Thomas Ondeck and all independent members of our Board of Directors (collectively, “Senior Management and Directors”), RSUs will become vested in two (2) equal annual installments; 1/2 vest on the first anniversary of the Grant Date and 1/2 vest on the second anniversary of the Grant Date.  For Senior Management and Directors, RSUs will become vested in three (3) equal annual installments; 1/3 vest on the first anniversary of the Grant Date, 1/3 vest on the second anniversary of the Grant Date and 1/3 vest on the third anniversary of the Grant Date.  Vesting is contingent upon your continuous employment with or service to GlobalOptions through the applicable vesting dates.  Shares of Common Stock will be delivered in satisfaction of the RSUs upon vesting, subject to your furnishing the Company with, or otherwise making provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  If you exchange your Eligible Options and your employment with or service to the Company is terminated prior to the full vesting of your RSUs, you will forfeit and have no further rights with respect to any unvested portion of your RSUs.

Shares of our Common Stock are quoted on the Nasdaq Capital Market under the symbol “GLOI”.  On May 23, 2008, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $2.48 per share.  We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange Eligible Options under this Offer.  We can provide no assurance as to the price of our Common Stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

Please note that although you may tender as many or as few of your Eligible Options as you like, you must exchange all shares issuable under each particular grant of Eligible Options you wish to exchange.  For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our Common Stock and another grant of Eligible Options with the right to purchase 50 shares of our Common Stock, you may tender one or both of these grants of Eligible Options.  However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

We are making this Offer upon the terms and subject to the conditions described in this Offer, including the Summary of Terms and any other communications by us.  This Offer is not conditioned upon a minimum number of option holders accepting this Offer or a minimum number of Eligible Options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer.

You will need to make your election to exchange Eligible Options in writing using the Election Form that we have provided you.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer.  Any representation to the contrary is a criminal offense.

If you wish to tender some or all of your Eligible Options for exchange and cancellation, and receive RSUs under the terms of this Offer, you must submit your signed Election Form to us no later than 11:59 p.m. New York time on the Expiration Date.  Submission instructions are included on the Election Form.  If you have questions, please call Rob Toro at (212) 445-6262 or send an email to ExchangeOffer@GlobalOptionsGroup.com.  If we do not receive your signed Election Form by 11:59 p.m. New York time on the Expiration Date, you will be deemed to have rejected this Offer.  Only those Eligible Options that we accept for exchange will be automatically cancelled.

If your employment with or service to GlobalOptions is terminated for any reason on or before the Grant Date, you will not receive any RSUs.  If you elect to participate in the Option Exchange Program, your Eligible Options will be cancelled on the Expiration Date.  If you choose to exchange your Eligible Options and your employment with or service to the Company terminates for any reason on or after the Expiration Date and prior to the Grant Date, you will forfeit and not be permitted to exercise your Eligible Options, and you will not receive any RSUs.

The Board makes no recommendations as to whether or not you should tender your Eligible Options for exchange.  The Board recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors.  You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

ii

The information about this Offer from GlobalOptions is limited to this Offer, including the Summary of Terms and any other communications we may periodically send to you.  We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer, including the Summary of Terms and any other communication we may periodically send to you.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by GlobalOptions.

iii

SUMMARY OF TERMS OF OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK	1
THE OFFER	6

SUMMARY OF TERMS
OF
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

May 28, 2008

Response Due By 11:59 p.m. New York Time
on June 25, 2008, unless this Offer is Extended by Notice

The following information should answer most of the questions that you may have about the offer to Exchange Certain Outstanding Options to Purchase Common Stock, including this Summary of Terms and any other communications we may periodically send to you (which together, as they may be amended from time to time, constitute the “Offer”).  Please read the remainder of the Offer and the accompanying documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this Offer.  We have included references to the relevant sections of the Offer where you can find a more complete description of the topics discussed in this Summary of Terms.

GENERAL QUESTIONS ABOUT THE TERMS OF THE OFFER

Q1.	What is the Option Exchange Program?

We are offering Eligible Persons (as defined below) the opportunity to exchange stock options issued prior to January 1, 2008 and currently outstanding under the 2006 Long-Term Incentive Plan, 2006 Stock Option Plan or 2005 Stock Option Plan (“Eligible Options”) for restricted stock units (“RSUs”), each restricted stock unit representing a share of GlobalOptions Group, Inc. common stock, par value $0.001 per share (the “Common Stock”), to be issued in the future.  The RSUs will be granted under the 2006 Long-Term Incentive Plan (the “Plan”) in accordance with a specified exchange formula as described herein (see Question 7 below for additional information on the exchange formula) (the “Option Exchange Program”) approximately one (1) business day following expiration of the Offer (the “Grant Date”), although for administrative processing reasons, you may not receive notice of your new RSU grant for a period of time following the Grant Date.  The Board retains the discretion to determine the Grant Date.  (See Section 1 of the Offer.)

Q2.	Who can participate in this Offer?

You are eligible to participate in this Offer if you are an employee, officer or director of, or a consultant or advisor to, GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”, “GlobalOptions”, “we”, “our” or “us”) as of May 28, 2008, the date this Offer commenced, and you continue to be employed by or in service to GlobalOptions through 11:59 p.m. New York time on June 25, 2008 (the “Expiration Date”), the “Expiration Date” of this Offer (an “Eligible Person”), and you hold Eligible Options.  An Eligible Person whose employment with or service to GlobalOptions terminates for any reason at any time before the Expiration Date of this Offer will not be an Eligible Person.  (See Section 1 of the Offer.)

Q3.	What if I leave GlobalOptions after the Offer begins but before my RSUs are granted?

To receive RSUs, you must be employed by or in service to GlobalOptions at the time the Option Exchange Program commences through the Expiration Date.  If you elect to participate in the Option Exchange Program and your employment with or service to GlobalOptions terminates for any reason before the Grant Date, you would not receive any RSUs.  If your employment with or service to GlobalOptions terminates prior to the Expiration Date, you would be permitted to exercise your options within the usual post-termination periods set forth in the 2006 Long-Term Incentive Plan, 2006 Stock Option Plan or 2005 Stock Option Plan, as applicable, to the extent that they were exercisable at the time of termination.  Otherwise, any Eligible Option that you tendered will be cancelled on the Expiration Date, and if your employment with or service to GlobalOptions terminates on or after the Expiration Date and before the Grant Date, you will forfeit and not be permitted to exercise any Eligible Options that you tendered, and you will not receive RSUs.  (See Section 1 of the Offer.)

This Offer will not change or modify any terms of your employment with or service to GlobalOptions.

Q4.	Why is GlobalOptions making this Offer?

We are making this Offer because, as a result of the volatility in our stock price, many outstanding options have exercise prices significantly higher than the current market price of our Common Stock.  In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward the Eligible Persons.  We believe the Option Exchange Program is an effective means of recognizing contributions made to our success and aligning employees, officers, directors, consultants, advisors and stockholder interests.  (See Section 2 of the Offer.)

Q5.	How can I tell which of my outstanding options are Eligible Options?

If you are a current employee, officer or director of, or consultant or advisor to GlobalOptions, and one of your outstanding options was granted prior to January 1, 2008, that option is an Eligible Option.  You will be provided with an Election Form that contains a summary of your Eligible Option grants.

Q6.	Are there any conditions to this Offer?

Yes.  This Offer is subject to the conditions described in Section 6 of the Offer.  If any of these events occur, GlobalOptions may terminate, postpone or amend this Offer.  However, this Offer is not conditioned on a minimum number of Eligible Persons accepting this Offer or a minimum number of Eligible Options being exchanged.  (See Section 6 of the Offer.)

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS TO BE EXCHANGED

Q7.	If I participate, how many RSUs will I receive?

Under this Offer, you may make an election to exchange your unexercised Eligible Options for a number of RSUs equal to one (1) RSU for every three (3) Eligible Options.  If any particular grant of Eligible Options you wish to exchange is not divisible by three (3), the number of RSUs that you will be granted in exchange for the cancellation of such grant of Eligible Options will be rounded up to the nearest whole number of RSUs.

Q8.	Why are only options granted prior to January 1, 2008 eligible for exchange?

We believe that options granted on or after January 1, 2008 continue to provide valuable incentives for employees, officers, directors, consultants and advisors.  We set the January 1, 2008 timeframe to provide significant benefits to employees, officers, directors, consultants and advisors while continuing to be mindful of the interests of our stockholders.

Q9.	If I elect to participate and exchange my Eligible Options, do I have to exchange all of my Eligible Options, or can I just exchange some of them?

You are not obligated to exchange all of your Eligible Option grants and will be free to exchange as few or as many of your individual Eligible Option grants as you wish.  However, if you elect to exchange shares from any Eligible Option grant, you must elect to exchange all shares issuable under such Eligible Option grant.

For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our Common Stock, and another grant of Eligible Options with the right to purchase 50 shares of our Common Stock, you may tender one or both of these grants of Eligible Options.  However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

Q10.	If I choose to participate in the Option Exchange Program, can I exchange partial grants?

No, we are not accepting partial tenders of particular Eligible Option grants.  You can elect to exchange as few or as many of your Eligible Option grants as you wish.  However, if you elect to exchange any Eligible Option grant, you must exchange all of the options comprising such Eligible Option grant.

Q11.	My Eligible Options are already vested. Will my RSUs also be fully vested?

No.  For all Eligible Persons, other than Harvey W. Schiller Ph.D., Jeffrey O. Nyweide, James Lee Witt, Howard Safir, Halsey Fischer, Thomas Ondeck and all independent members of our Board of Directors (collectively, “Senior Management and Directors”), RSUs will become vested in two (2) equal annual installments; 1/2 vest on the first anniversary of the Grant Date and 1/2 vest on the second anniversary of the Grant Date.  For Senior Management and Directors, RSUs will become vested in three (3) equal annual installments; 1/3 vest on the first anniversary of the Grant Date, 1/3 vest on the second anniversary of the Grant Date and 1/3 vest on the third anniversary of the Grant Date.

Q12.	Can I exchange Eligible Option grants that I have already fully or partially exercised?

If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this Offer.  However, if you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant may be exchanged under this Offer.

Q13.	What happens to Eligible Option grants that I choose not to exchange?

Eligible Option grants that you choose not to exchange will retain all of their current terms and conditions, including their current exercise price, expiration date and vesting schedule.

Q14.	Does the Company recommend that employees participate in the program?

GlobalOptions cannot make a recommendation to employees whether or not to accept the Offer and no one from GlobalOptions has been, or will be, authorized to provide you with additional information in this regard.  However, GlobalOptions is providing as much information as is allowable by the SEC to assist you to make your informed decision.  For questions regarding investment-related issues, you should talk to your own advisors.

SPECIFIC QUESTIONS ABOUT THE RSUS

Q15.	When will I receive my RSUs?

The RSUs will be granted on the Grant Date, which is currently anticipated to be June 26, 2008, although for administrative processing reasons, you may not receive notice of your new grant for a period of time following the Grant Date.  (See Section 5 of the Offer.)  The Board retains the discretion to determine the Grant Date.  (See Section 1 of the Offer.)

Q16.	What will the purchase price of my RSUs be?

One share of Common Stock will be delivered to you for each RSU that vests.  The purchase price of the shares of Common Stock to be issued upon settlement of your RSUs will be the par value of our Common Stock, which is equal to one-hundredth of one cent ($0.001) and the par value will be deemed paid by your past services rendered to GlobalOptions.  As a result, you do not have to make a payment to GlobalOptions to receive the shares of Common Stock to be issued upon the settlement of your RSUs, although, as described below, you will be responsible for furnishing, or otherwise making provision for, any required funds to satisfy the Company’s withholding tax obligations as a condition of the transfer of our Common Stock to you.

Q17.	What will the vesting schedule of my RSUs be?

The RSUs will vest on a different schedule than your tendered Eligible Options.  For all Eligible Persons, other than Senior Management and Directors, RSUs will become vested in two (2) equal annual installments; 1/2 vest on the first anniversary of the Grant Date and 1/2 vest on the second anniversary of the Grant Date.  For Senior Management and Directors, RSUs will become vested in three (3) equal annual installments; 1/3 vest on the first anniversary of the Grant Date, 1/3 vest on the second anniversary of the Grant Date and 1/3 vest on the third anniversary of the Grant Date.  For all RSUs, vesting is contingent upon your continued employment with or service to GlobalOptions through the applicable vesting dates.  If your employment with or service to the Company is terminated prior to full vesting of your RSUs, you will forfeit and have no further rights with respect to any unvested portion of your RSUs.  (See Section 8 of the Offer.)

Q18.	What will the other terms and conditions of my RSUs be?

The other terms and conditions of your RSUs not described in the Offer will be generally comparable to the other terms and conditions of other award agreements under the Plan.

SPECIFIC QUESTIONS ABOUT THE POTENTIAL CONSEQUENCES OF ACCEPTING OR REJECTING THIS OFFER

Q19.	What happens if I accept this Offer?

If you accept this Offer, the Eligible Option grants you choose to exchange will be cancelled promptly after 11:59 p.m. New York time on the Expiration Date, and you will have no further right or interest in these Eligible Options.  If you choose to accept this Offer, you will receive notice of your RSUs as promptly as possible following the Grant Date.

Q20.	Will I owe taxes if I participate in the Option Exchange Program?

The exchange of Eligible Options pursuant to this Offer should be treated as a non-taxable exchange, such that no income should be recognized for U.S. Federal or state income tax purposes upon grant of the RSUs.

Upon the transfer of the Common Stock to you (See Section 12 of the Offer), however, you will recognize income for U.S. Federal income tax purposes, at which time the Company will also generally have a tax withholding obligation.  Shares of Common Stock will not be delivered under the RSUs until you furnish the Company with, or otherwise make provision for, sufficient funds to satisfy the Company’s tax withholding obligations.

Other than as may be required under certain employment agreements, at this time, GlobalOptions does not intend to automatically withhold otherwise distributable shares of Common Stock when RSUs vest to satisfy tax withholding obligations.  You may also have taxable income when you sell the shares issued upon settlement of your awards.

If you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be additional tax and other consequences in more than one country that may apply to you.  For additional information about your personal tax situation, you should talk to your own financial or tax advisor.

Q21.	Do I have to participate in the Option Exchange Program?

No.  Participation in this Offer is completely voluntary.  If you choose not to participate, no changes will be made to the terms of your current option grants.

SPECIFIC QUESTIONS ABOUT THE PROCESS OF EXCHANGING ELIGIBLE OPTIONS

Q22.	When does this Offer expire? Can this Offer be extended, and if so, how will I know if it is extended?

The Expiration Date of the Offer is 11:59 p.m.  New York time on June 25, 2008, unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date.  If we extend this Offer, we will announce the extension no later than 9:00 a.m. New York time on the day following the last previously scheduled or announced Expiration Date.  (See Section 13 of the Offer.)

Q23.	If I decide to accept this Offer, what do I need to do?

If you wish to accept this Offer, you must submit your Election Form to us pursuant to its instructions no later than 11:59 p.m. New York time on the Expiration Date.  The Election Form is provided along with the other documents regarding this Offer.  If you have questions, please call Rob Toro at (212) 445-6262 or send an email to ExchangeOffer@GlobalOptionsGroup.com.  If we do not receive your signed, written Election Form by 11:59 p.m. New York time on the Expiration Date, you will be deemed to have rejected this Offer.

Q24.	Under what circumstances would GlobalOptions not accept my Eligible Option grant for exchange?

We currently expect that we will accept promptly after the Expiration Date all Eligible Option grants for which written elections are properly completed, signed and submitted and have not been validly changed or withdrawn.  We may, however, reject any or all written election forms to the extent we determine they were not properly completed, signed or submitted, to the extent we determine it is unlawful to accept the exchanged Eligible Option grants or to the extent that any condition described in Section 6 of the Offer makes it inadvisable in our reasonable judgment to proceed with this Offer.  (See Sections 3, 5 and 6 of the Offer.)

Q25.	Can I change my previous election prior to the Expiration Date?

Yes.  You may change your previous election or withdraw from the Offer by properly completing, executing and submitting a new Election Form or a Withdrawal Form before the Expiration Date.  You may change your election more than once.  Your last properly submitted written Election Form will supersede any prior election forms you may have completed, signed and submitted.  (See Section 4 of the Offer).

Q26.	If I elect to participate in the Offer, do I have to return any stock option agreements for the Eligible Options I wish to exchange?

No.  You do not need to return any stock option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange.

Q27.	Who can I talk to if I have questions about the Offer?

For general assistance, please call Rob Toro at (212) 445-6262 or send an email to ExchangeOffer@GlobalOptionsGroup.com.  You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Persons (as defined below) of GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”, “GlobalOptions”, “we”, “our” or “us”) the opportunity to exchange stock options granted prior to January 1, 2008 and currently outstanding under the 2006 Long-Term Incentive Plan, 2006 Stock Option Plan or 2005 Stock Option Plan (“Eligible Options”) for restricted stock units (“RSUs”), each restricted stock unit representing one share of common stock, par value $0.001 per share (the “Common Stock”), to be issued in the future.  The RSUs will be granted on the next business day following expiration of the Offer, such grant date currently anticipated to be June 26, 2008 (the “Grant Date”), under the 2006 Long-Term Incentive Plan (the “Plan”) in accordance with a specified exchange formula as described herein (the “Option Exchange Program”), and pursuant to the terms and conditions of this Offer to Exchange Certain Outstanding Options to Purchase Common Stock, including the Summary of Terms and any other communications we may periodically send to you (which together, as they may be amended from time to time, constitute the “Offer”).  The Board retains the discretion to determine the Grant Date.

“Eligible Persons” are employees, officers or directors of, or consultants or advisors to, GlobalOptions as of May 28, 2008 who hold Eligible Options and continue to be employed by or in service to GlobalOptions through 11:59 p.m. New York time on June 25, 2008 (the “Expiration Date”).  If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.  See Section 13 of this Offer for a description of our rights to extend, delay, terminate and amend this Offer.

If you wish to accept this Offer, you are free to elect to exchange as many or as few of the Eligible Option grants as you like; however, you must exchange all shares issuable under each particular Eligible Option grant you wish to exchange.  For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our Common Stock, and another grant of Eligible Options with the right to purchase 50 shares of our Common Stock, you may tender one or both of these Eligible Option grants.  However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

This Offer is subject to the terms and conditions described herein, including the Summary of Terms, the Election Form and any other communications periodically sent to you by us.  We will only accept Eligible Option grants that are properly exchanged and not validly withdrawn, in accordance with Section 5 of this Offer, by 11:59 p.m. New York time on the Expiration Date.  If we do not receive your written election to participate by such date and time, you will be deemed to have rejected this Offer.  If your employment with or service to GlobalOptions is terminated for any reason on or before the Grant Date, you will not receive any RSUs.  If your employment with or service to GlobalOptions is terminated prior to the Expiration Date, you would be permitted to exercise your options within the usual post-termination periods set forth in the 2006 Long-Term Incentive Plan, 2006 Stock Option Plan or 2005 Stock Option Plan, as applicable, to the extent that they were exercisable at the time of termination.  Otherwise, on the Expiration Date any Eligible Options that you tendered will be cancelled, and if your employment with or service to GlobalOptions is terminated on or after the Expiration Date and before the Grant Date, you will forfeit and not be permitted to exercise any Eligible Options that you tendered and you will not receive RSUs.

In this Offer, each Eligible Option grant may be exchanged for RSUs, equal to one (1) RSU for every three (3) Eligible Options.  As an example, if you have an Eligible Option grant representing the right to purchase 300 shares of Common Stock and you elect to exchange this Eligible Option for RSUs, you will receive 100 RSUs on the Grant Date, representing 100 shares of Common Stock to be issued in the future. If any particular grant of Eligible Options you wish to exchange is not divisible by three (3), the number of RSUs that you will be granted in exchange for the cancellation of such grant of Eligible Options will be rounded up to the nearest whole number of RSUs.

For all Eligible Persons, other than Harvey W. Schiller Ph.D., Jeffrey O. Nyweide, James Lee Witt, Howard Safir, Halsey Fischer, Thomas Ondeck and all independent members of our Board of Directors (collectively, “Senior Management and Directors”), RSUs will become vested in two (2) equal annual installments; 1/2 on the first anniversary of the Grant Date and 1/2 on the second anniversary of the Grant Date.  For Senior Management and Directors, RSUs will become vested in three (3) equal annual installments; 1/3 on the first anniversary of the Grant Date, 1/3 on the second anniversary of the Grant Date and 1/3 on the third anniversary of the Grant Date.  Vesting is contingent upon your continuous employment with or service to GlobalOptions through the applicable vesting dates.  If your employment with or service to GlobalOptions terminates prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your RSUs, subject to any other written agreement between you and GlobalOptions.

All RSUs will be granted under the Plan.  One share of Common Stock will be delivered to you for each RSU that vests (assuming you have furnished the Company with, or otherwise made provision for, sufficient funds to satisfy the Company’s withholding obligations).

We will issue a press release or otherwise notify each Eligible Person and keep the Offer open for at least ten (10) business days after the date of such notification if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in this Offer.

A “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m. New York time.

2.	PURPOSE OF THIS OFFER.

Many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock as a result of volatility in the market price of our Common Stock.  In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward the Eligible Persons.  Accordingly, our Board adopted the Option Exchange Program to recognize contributions made to our success and to align employee, officer, director, consultant, advisor and stockholder interests.

The Board makes no recommendation as to whether or not you should tender your Eligible Options for exchange.  The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors.  You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation.

3.	PROCEDURES.

Making Your Election.  If you wish to accept this Offer, you must submit your Election Form to us pursuant to the instructions on the Election Form no later than 11:59 p.m. New York time on the Expiration Date.  The Election Form is provided along with the other documents regarding this Offer.  If we do not receive your signed, written Election Form by 11:59 p.m. New York time on the Expiration Date, you will be deemed to have rejected this Offer.  If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.  You do not need to return any stock option agreements, as they will be automatically cancelled if we accept your Eligible Options for exchange.

If, following your submission of your Election Form, you wish to withdraw your election to exchange some or all of your Eligible Options, you must submit your Withdrawal Form to us pursuant to the instructions on the Withdrawal Form no later than 11:59 p.m. New York time on the Expiration Date.

If you have questions, please call Rob Toro at (212) 445-6262 or send an email to ExchangeOffer@GlobalOptionsGroup.com.

Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects.  We will resolve, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of written election forms.  Our determination of these matters will be final and binding on all parties.  We may reject any or all submissions to the extent that we determine they were not properly completed, signed and submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for exchange or to the extent that any condition described in Section 6 of this Offer makes it inadvisable in our reasonable judgment to proceed with this Offer.  Otherwise, we will properly accept and timely exchange any tendered Eligible Options that are not validly withdrawn.  We may waive any of the conditions of this Offer or any error in any written election form with respect to any particular Eligible Options or any particular Eligible Person.  No Eligible Options will be accepted for exchange until all errors have been cured by the Eligible Person exchanging the Eligible Options or waived by us.  Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any errors.

Our Acceptance Constitutes an Agreement.  If you elect to exchange any of your Eligible Option grants and you tender those Eligible Options according to the procedures described above, you will have accepted this Offer.  However, only our acceptance of your Eligible Options that are properly exchanged will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

Subject to our right to extend, terminate and amend this Offer, we currently expect that promptly after the Expiration Date we will accept all properly and timely tendered Eligible Options that have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time prior to 11:59 p.m. New York time on the Expiration Date.  If we extend this Offer beyond that time, you may change your election at any time until the extended Expiration Date.  Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange.  The date of the fortieth (40th) business day after the commencement of this Offer is July 24, 2008.

You may change your election more than once.  Your last completed, signed and properly submitted Election Form will supersede any prior elections you may have submitted.

If you have questions regarding the process for changing your election, you may contact Rob Toro at (212) 445-6262 or send an email to ExchangeOffer@GlobalOptionsGroup.com.

Neither we nor any other person is obligated to give notice of any errors you may make on your election form, and no one will be liable for failing to give notice of any errors.  We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any change to the documentation concerning this Offer.  Our determinations of these matters will be final and binding on all parties.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION, AND ISSUANCE OF RSUS.

On the terms and subject to the conditions of this Offer, promptly following the Expiration Date we will accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn as of the Expiration Date.  The RSUs will be granted approximately one (1) business day following the Expiration Date, the Grant Date currently anticipated to be June 26, 2008, although for administrative processing reasons, you may not receive notice of your RSUs grant for a period of time after the Grant Date.  The Board retains the discretion to determine the Grant Date.

6.	CONDITIONS OF THIS OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, upon the occurrence of one or more of the conditions described below.  We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the date hereof, and by 11:59 p.m. New York time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange.  These conditions are as follows:

•
if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of RSUs, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, income or operations;

•
if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

o	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the RSUs or otherwise restrict or prohibit consummation of this Offer;

o	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue RSUs for some or all of the exchanged Eligible Options; or

o	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us;

•	if any of the following change or changes occur in our business, financial condition, assets, income, operations or stock ownership:

o
litigation or other proceedings are instituted against us, or any of our officers or members of our Board in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect GlobalOptions collectively with our subsidiaries;

o	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

o	the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

o
a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, financial condition or operations of GlobalOptions or our subsidiaries or on the trading in our Common Stock; or

•	if we are required to extend the Expiration Date by in excess of twenty (20) business days as a result of action or determination by the SEC or other regulatory authority.

We may assert these conditions in our sole discretion at any time before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer.  Should we decide to waive or assert any of the conditions to this Offer, we must do so by 11:59 p.m. New York time on the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the waiver or assertion by us of any of the conditions of this Offer will be final and binding on all Eligible Persons.

We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options.  The securities underlying the Eligible Options are shares of our Common Stock.  Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “GLOI”.  The following table shows, for the periods indicated, the high and low sale prices per share of our Common Stock as reported by the Nasdaq Capital Market.

Year ended December 31, 2006	High	Low
First Quarter	$22.24	$16.08
Second Quarter	23.20	15.20
Third Quarter	20.00	12.00
Fourth Quarter	16.40	10.24
Year ended December 31, 2007
First Quarter	$15.44	$8.75
Second Quarter	10.55	7.50
Third Quarter	8.30	3.02
Fourth Quarter	8.05	3.15
Year ended December 31, 2008
First Quarter	$4.02	$1.47
Second Quarter (through May 23, 2008)	2.99	1.90

As of May 23, 2008, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $2.48 per share.

The number of shares of our Common Stock outstanding as of May 16, 2008 was 9,983,390.

We recommend that you obtain and consider current market quotations for our Common Stock among other factors, before deciding whether to exchange your Eligible Options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RSUS.

Consideration.  In this Offer, each Eligible Option may be exchanged for a number of RSUs equal to one (1) RSU for every three (3) Eligible Options.  If any particular grant of Eligible Options you wish to exchange is not divisible by three (3), the number of RSUs that you will be granted in exchange for the cancellation of such grant of Eligible Options will be rounded up to the nearest whole number of RSUs.

As of May 16, 2008, there were outstanding Eligible Options to purchase 1,142,428 shares of Common Stock.  If we receive and accept for exchange all outstanding Eligible Options, we will grant RSUs representing approximately 380,920 shares of our Common Stock, equaling approximately 3.8% of the total shares of our Common Stock outstanding as of May 16, 2008.

Vesting of RSUs.  The RSUs will be completely unvested at the time of grant, regardless of the vesting schedule of the tendered Eligible Options.  For all Eligible Persons, other than Senior Management and Directors, RSUs will become vested in two (2) equal annual installments; 1/2 vest on the first anniversary of the Grant Date and 1/2 vest on the second anniversary of the Grant Date.  For Senior Management and Directors, RSUs will become vested in three (3) equal annual installments; 1/3 vest on the first anniversary of the Grant Date, 1/3 vest on the second anniversary of the Grant Date and 1/3 vest on the third anniversary of the Grant Date.  Vesting is contingent upon your continuous employment with or service to the Company through the applicable vesting dates.  One share of Common Stock will be delivered to you for each RSU that vests.  The purchase price of the shares of Common Stock to be issued upon settlement of your RSUs will be the par value of our Common Stock, which is equal to one-hundredth of one cent ($0.001) and the par value will be deemed paid by your past services rendered to GlobalOptions.  As a result, you do not have to make a payment to GlobalOptions to receive the shares of Common Stock to be issued upon the settlement of your RSUs.

If your employment with or service to the Company is terminated prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your RSUs, subject to any other written agreement between you and GlobalOptions.

Other Terms and Conditions of the RSUs.  All RSUs will be issued under and subject to the terms of the Plan.  Shares of Common Stock will not be delivered under the RSUs until vesting and until you furnish the Company with, or otherwise make provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  The other terms and conditions of the RSUs will be set forth in an award agreement to be entered into as of the Grant Date.  Such other terms and conditions will be generally comparable to the other terms and conditions of other similar awards issued under the Plan.  Notwithstanding the foregoing, the terms and conditions of the RSUs, including their vesting provisions, are subject to the terms of applicable agreements between the RSU holder and the Company, such as employment agreements.  The shares of Common Stock that the RSUs represent are registered with the SEC.

Other than as may be required under certain employment agreements, at this time, GlobalOptions does not intend to automatically withhold otherwise distributable shares of Common Stock when RSUs vest to satisfy tax withholding obligations.

9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.

A list of executive officers and members of our Board is attached to this Offer as Appendix A.  Our directors and executive officers are eligible to participate in this Offer.

As of May 16, 2008, executive officers and directors as a group (10 persons) held Eligible Options to purchase 863,442 shares of Common Stock.  This represented approximately 76% of all of the Eligible Options outstanding as of May 16, 2008.

There is no agreement, arrangement or understanding between GlobalOptions or, to the best of our knowledge, any of our executive officers or members of our Board, and any other person for the purchase or acquisition from GlobalOptions of any of our securities, except for the following as of May 16, 2008:

•	outstanding options granted to our executive officers to purchase an aggregate of 790,334 shares of Common Stock pursuant to the Plan, 2006 Stock Option Plan and 2005 Stock Option Plan; and

•	outstanding options granted to members of our Board to purchase an aggregate of 73,108 shares of Common Stock pursuant to the Plan, 2006 Stock Option Plan and 2005 Stock Option Plan.

10.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

On the Expiration Date, we will cancel the Eligible Options tendered, and the shares of Common Stock underlying such Eligible Options issued under the Plan will be added to the number of shares reserved for issuance under the Plan.  All Eligible Options granted under the 2006 Stock Option Plan or 2005 Stock Option Plan will be forfeited back to the Company and will not be reissued.  Assuming the exchange of all of the Eligible Options for RSUs, an aggregate of 25,652 options will be returned to the reserved share pool under the Plan.

Under Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), we would be required to recognize as an expense the grant of RSUs to the extent that the number of shares underlying the RSUs multiplied by the last reported sales price of the Company’s Common Stock on the Grant Date exceeds the fair value of the Eligible Options immediately before their cancellation, with such expense amortized over the vesting periods of such granted RSU’s.  However, due to a number of factors, including but not limited to our inability to predict which or how many Eligible Options will be exchanged, or what the future market price of our Common Stock will be on the Grant Date, we cannot predict what exact charge to earnings might result from the Option Exchange Program.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency, other than SEC review, that is required for the exchange of Eligible Options for RSUs.  If any other approval, exemptive filing, notice filing or action should be required, we presently intend to seek the approval, make such filing or take the action.  This could require us to delay the acceptance of any Eligible Options that you elect to exchange.  We cannot assure you that we would be able to obtain any required approval, make such filing or take any other required action.  Our obligation under this Offer to accept exchanged Eligible Options and to issue RSUs is subject to the conditions described in Section 6 of this Offer.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a summary of the material U.S. Federal income tax consequences of the exchange of Eligible Options for RSUs pursuant to the Offer for those Eligible Persons subject to U.S. Federal income tax.  This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and other consequences in more than one country that may apply to you.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

U.S. Federal Income Tax Consequences of Restricted Stock Units (RSUs).  No income should be recognized for U.S. Federal or state income tax purposes upon the exchange of Eligible Options and the grant of RSUs.  Instead, you will recognize ordinary income when the Common Stock subject to the RSU is delivered to you, at which time GlobalOptions will also generally have a tax withholding obligation.  Shares of Common Stock will not be delivered under the RSUs to you until you furnish the Company with, or otherwise make provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  The amount of ordinary income you recognize will equal the fair market value of the shares on the transfer date, less the amount, if any, you paid for the shares.  Other than as may be required under certain employment agreements, at this time, GlobalOptions does not intend to automatically withhold otherwise distributable shares of Common Stock when RSUs vest to satisfy tax withholding obligations.

U.S. Federal Income Tax Consequences of Incentive Stock Options.  So that you are able to compare the tax consequences of RSUs to those of any of your Eligible Options that are incentive stock options under Section 422 of the Internal Revenue Code, we have included the following summary as a reminder of the tax consequences generally applicable to incentive stock options under U.S. Federal income tax law.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option.  In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying.  The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale.  Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option.  If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be additional tax and other consequences in more than one country that may apply to you.  For additional information about your personal tax situation, you should talk to your own financial or tax advisor.

The above descriptions are only a summary of the U.S. Federal income tax consequences of the exchange of Eligible Options under this Offer, and are not intended to provide you with any tax advice in connection with this summary or this Offer.  We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

13.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may, at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any tendered Eligible Options by announcing the extension and giving oral or written notice of the extension to Eligible Persons.

You may withdraw your options at any time before the Expiration Date by following the procedures described in Section 3.

Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange.  The date of the fortieth (40th) business day after the commencement of this Offer is July 24, 2008.

We may, at any time prior to the Expiration Date, terminate, postpone or amend this Offer.  To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Persons.  Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this Offer.

Subject to applicable law, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to Eligible Persons or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.  We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment.  If we extend the length of time during which this Offer is open, the amendment must be announced no later than 9:00 a.m. New York time on the next business day after the last previously scheduled or announced Expiration Date.  Any announcement relating to this Offer will be sent promptly to Eligible Persons in a manner reasonably designed to inform Eligible Persons of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish a notice electronically or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the Eligible Options; or (b) we increase or decrease the number of Eligible Options that may be tendered in the Offer.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person pursuant to this Offer.

15.	ADDITIONAL INFORMATION.

This Offer document is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission (“SEC”).  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Options:

(a)           our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, filed with the SEC on March 28, 2008;

(b)           our Quarterly Report on Form 10-Q for our quarter ended March 31, 2008, filed with the SEC on May 14, 2008; and

(c)           the description of the Common Stock contained in our Registration Statement on Form 8-A (File No. 001-33700), which was declared effective by the Commission on September 25, 2007, including any subsequently filed amendments and related reports.

We are subject to the information requirements of the Exchange Act.  Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov and our Exchange Act filings are also available at our web site at http://www.GlobalOptions.com.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “GLOI”.

We will also provide without charge to each person to whom we deliver a copy of this Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

GlobalOptions Investor Relations
75 Rockefeller Plaza
27th Floor
New York, New York 10019
Phone: (212) 445-6262
Fax: (212) 445-0053
Email: ExchangeOffer@GlobalOptionsGroup.com

or the investor relations portion of our website at http://www.GlobalOptions.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

16.	FINANCIAL STATEMENTS

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for our quarter ended March 31, 2008 are incorporated herein by reference.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 15 of this Offer.

17.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Eligible Options through the Offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock and in the related Option Exchange Program documents.  If anyone makes any recommendation or representation to you or gives you any information in connection with the Offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF GLOBALOPTIONS

The executive officers and members of the board of directors of GlobalOptions and their positions and offices as of May 16, 2008, are set forth in the following table:

Name	Position and Offices Held
Harvey W. Schiller, Ph.D.	Chairman of the Board of Directors and Chief Executive Officer
Per-Olof Lööf	Vice Chairman of the Board of Directors
John P. Oswald	Director and Chairman of the Compensation and the Nominating Committees
John P. Bujouves	Director
Ronald M. Starr	Director and Chairman of the Audit Committee
Jeffrey O. Nyweide	Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary
James Lee Witt	Chief Executive Officer, Preparedness Services Unit
Howard Safir	Chief Executive Officer, Security Consulting and Investigations Unit
Halsey Fischer	Chief Executive Officer, Fraud and SIU Services Unit
Thomas P. Ondeck	President, International Strategies Unit

The business address of each director and executive officer is: c/o GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019.  The business telephone number of each director and executive officer is (212) 445-6262.

The following table sets forth information regarding the number of shares of our common stock beneficially owned on May 16, 2008 by each of our directors and executive officers, and all of our directors and executive officers, as a group.  Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within sixty (60) days of May 16, 2008.

	Common Stock Beneficially Owned
Name	Shares		%
Harvey W. Schiller, Ph.D.	465,859	(1)	4.6
Per-Olof Lööf	58,625	(2)	*
John P. Oswald	102,742	(3)	1.0
John P. Bujouves	286,094	(4)	2.9
Ronald M. Starr	28,663	(5)	*
Jeffrey O. Nyweide	158,587	(6)	1.6
James Lee Witt	858,351	(7)	8.6
Howard Safir	260,943	(8)	2.6
Halsey Fischer	51,263	(9)	*
Thomas P. Ondeck	73,543	(10)	*
TOTAL	2,344,670	(11)	22.5

*           Less than one percent.

**
Based upon 9,983,390 shares of our common stock outstanding on May 16, 2008 and, with respect to each individual holder, rights to acquire our common stock exercisable within sixty (60) days of May 16, 2008. The number of shares and ownership percentages do not include shares of common stock issuable upon the conversion of our Series D Preferred Stock, as the Series D Preferred Stock is non-voting and is subject to a beneficial ownership limitation that restricts its conversion into common stock.

(1)	Consists of 261,984 shares of our common stock and 203,875 shares of our common stock issuable upon exercise of stock options.

(2)
Consists of 36,875 shares of our common stock issuable upon exercise of stock options held by Mr. Lööf individually, and 21,750 shares of our common stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf. Mr. Lööf may be deemed to be the beneficial owner of the shares of our common stock held by Lööf Holdings, LLC.

(3)
Consists of 7,032 shares of our common stock and 6,250 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, and 48,959 shares of our common stock held by Capital Trust Investments Limited, of which Mr. Oswald is a director, and 40,501 shares of our common stock held by Verus International Group, Ltd., of which Mr. Oswald is Chief Executive Officer. Mr. Oswald may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited and Verus International Group, Ltd. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)
Consists of 36,875 shares of our common stock issuable upon exercise of stock options held by Mr. Bujouves individually, 2,344 shares of our common stock held by Bayshore Merchant Services, Inc., 146,875 shares of our common stock held by Integris Funds Ltd., and 100,000 shares of our common stock held by Lauriston Nominees Inc. Mr. Bujouves is the President and a director of Bayshore Asset Management, Inc., which is an affiliate of Bayshore Merchant Services, Inc., the Chief Executive Officer of Integris Funds Ltd., and Lauriston Nominees Inc. is the nominee of Bayshore Bank and Trust Corp., of which Mr. Bujouves is Chairman. Mr. Bujouves may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc., Integris Funds Ltd., and Lauriston Nominees Inc. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)
Consists of 23,108 shares of our common stock issuable upon exercise of stock options held by Mr. Starr individually, and 5,555 shares held by Mr. Starr’s spouse. Mr. Starr may be deemed to be the beneficial owner of the shares of our common stock held by his spouse.

(6)	Consists of 73,415 shares of our common stock and 85,172 shares of our common stock issuable upon exercise of stock options.

(7)
Consists of 56,033 shares of our common stock held by Mr. Witt individually, and 802,318 shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05, of which Mr. Witt is the trustee. Mr. Witt may be deemed to be the beneficial owner of the shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05.

(8)
Consists of 135,943 shares of our common stock held by Mr. Safir individually and 125,000 shares of our common stock held by SR II, LLC, of which Mr. Safir is a control person. Mr. Safir disclaims beneficial ownership with respect to the shares held by SR II, LLC, except to the extent of his pecuniary interest therein.

(9)	Consists of 20,013 shares of our common stock and 31,250 shares of our common stock issuable upon exercise of stock options.

(10)	Consists of 44,131 shares of our common stock and 29,412 shares of our common stock issuable upon exercise of stock options.

(11)	Consists of 1,891,853 shares of our common stock and 452,817 shares of our common stock issuable upon exercise of stock options.

The following tables sets forth (i) the beneficial ownership of each of our directors and executive officers of Eligible Options as of May 16, 2008 and (ii) the stock and stock option transactions involving our directors and executive officers during the sixty (60) days prior to and including May 16, 2008.

Name	Number of Eligible Options		Exercise Price	Expiration Date	Percentage of Total Options Outstanding	Stock and Stock Options Transactions During the Sixty (60) Days Prior to May 16, 2008
						Options Exercised	Stock Purchase (Sale)
Harvey W. Schiller, Ph.D.		110	4.80	07/21/08	*	-	-
		111	4.80	10/23/08	*	-	-
		111	4.80	12/15/08	*	-	-
		111	4.80	01/15/09	*	-	-
		36,765	5.44	03/23/10	3.2%	-	-
		125,000	20.00	11/18/10	10.9%	-	-
		125,000	17.60	06/12/11	10.9%	-	-
	TOTAL	287,208			25.1%	-	-
							(2,278)(1)

Per-Olof Lööf		8,125	20.00	11/18/10	*	-	-
		10,000	17.60	06/12/11	*	-	-
		6,250	12.00	01/01/12	*	-	-
	TOTAL	24,375			2.1%	-	-

John P. Oswald		1,250	12.00	01/01/12	*	-	-
	TOTAL	1,250			*	-	-

Ronald M. Starr		184	4.80	01/15/09	*	-	-
		184	4.80	04/22/09	*	-	-
		184	4.80	08/16/09	*	-	-
		184	5.44	12/20/09	*	-	-
		184	5.44	03/23/10	*	-	-
		9,688	20.00	11/18/10	*	-	-
		12,500	17.60	06/12/11	1.1%	-	-
	TOTAL	23,108			2.0%	-	-

John P. Bujouves		8,125	20.00	11/18/10	*	-	-
		10,000	17.60	06/12/11	*	-	-
		6,250	12.00	01/01/12	*	-	-
	TOTAL	24,375			2.1%	-	-

Jeffrey. O. Nyweide		1,839	5.44	03/23/10	*	-	-
		62,500	20.00	11/18/10	5.5%	-	-
		62,500	17.60	06/12/11	5.5%	-	-
	TOTAL	126,839			11.1%	-	-
							(1,585)(1)

James Lee Witt		112,500	7.24	09/26/12	9.8%	-	-
	TOTAL	112,500			9.8%	-	-

Howard Safir		112,500	7.24	09/26/12	9.8%	-	-
	TOTAL	112,500			9.8%	-	-

Halsey Fisher		46,875	18.40	11/02/10	4.1%	-	-
		75,000	7.24	09/26/12	6.6%	-	-
	TOTAL	121,875			10.7%	-	-
							10,000(2)

Thomas P. Ondeck		14,706	4.80	01/15/09	1.3%	-	-
		14,706	5.44	03/23/10	1.3%	-	-
	TOTAL	29,412			2.6%	-	-

Directors and Executive Officers as a Group		863,442			75.6%	-	-
_________________
*           Less than one percent.

(1)
Dr. Schiller and Mr. Nyweide elected to have the Company withhold 2,278 and 1,585 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of certain shares of restricted stock awarded to them on December 19, 2006.  The shares withheld were transferred to the Company’s treasury account on March 25, 2008, but the number of shares withheld and market value of such shares were determined using the closing price of the Company's common stock on the last trading day before January 1, 2008, the vesting date ($4.50), pursuant to the terms of the Company's 2006 Long-Term Incentive Plan.

(2)
On March 31, 2008, Mr. Fischer purchased 5,800 shares of Common Stock at a price of $2.00 per share in the open market.  On April 1, 2008, Mr. Fischer purchased 3,637 shares of Common Stock at a price of $2.00 per share in the open market.  On April 2, 2008, Mr. Fischer purchased 563 shares of Common Stock at a price of $2.00 per share in the open market.